Independent Auditors’ Consent

To the Board of Directors ofCalvert
Variable Series, Inc.:

We consent to the use of our report dated February 14, 2003, with respect to the financial statements of the Ameritas Emerging Growth, Ameritas Research and Ameritas Growth with Income Portfolios (the “Funds”), three of the funds constituting Calvert Variable Series, Inc., as of December 31, 2002, incorporated herein by reference and to the references to our firm under the headings “Financial Statements and Experts” and “Financial Statements” in the Registration Statement on Form N-14 of the Ameritas Emerging Growth, Ameritas Research and Ameritas Growth with Income Portfolios.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 4, 2003